Exhibit 10.6

FINAL FORM

EXHIBIT F

CONTINGENT VALUE RIGHTS AGREEMENT

BETWEEN

ADURO BIOTECH, INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

Dated as of [•]

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among Aduro Biotech, Inc., a Delaware corporation (“Aspire”), and Computershare Trust Company, N.A., a national banking association, as initial Rights Agent (as defined herein).

PREAMBLE

WHEREAS, Aspire, Aspire Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Aspire (“Merger Sub”), and Chinook Therapeutics U.S., Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of June 1, 2020 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Aspire (the “Surviving Corporation”);

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Aspire has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Aspire and to make this Agreement a valid and binding agreement of Aspire, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Assignee” has the meaning set forth in Section 7.5

“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the Merger Agreement and this Agreement.

“CVR Payment” means the CVR Proceeds for a given fiscal quarter of Aspire; provided that Aspire, in its reasonable discretion as resolved by Aspire’s Board of Directors, may withhold up to 10% of any CVR Payment to provide for the satisfaction of (i) indemnity obligations under any Sale Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions and (ii) any Loss arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Potentially Transferable Assets during the CVR Period; provided, further, that any such withheld CVR Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than three (3) years following the date such CVR Proceeds would have otherwise been distributed to the Holders in the CVR Payment from which such CVR Proceeds were otherwise deducted.

“CVR Period” means the period beginning immediately following the Effective Time and ending on the tenth anniversary of the Closing Date.

“CVR Proceeds” means, for a given fiscal quarter of Aspire, the product of (i) the amount of Gross Proceeds received by Aspire during such quarter, as calculated in accordance with GAAP using the policies, methodologies, processes and procedures used to prepare Aspire’s most recent year-end financial statements prior to the commencement of such fiscal quarter, minus all accrued but unsatisfied Permitted Deductions as of the date of payment and (ii) (a) for any Gross Proceeds from a Disposition consummated (x) on or prior to the Closing Date, 100%, (y) during the first three months following the Closing Date, 75% or (z) during the final three (3) months of the Disposition Period, 50% or (b) for any Gross Proceeds resulting from clause (b) of the definition of Gross Proceeds, 100%. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any fiscal quarter, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent fiscal quarters until finally and fully satisfied.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Disposition” means the sale, license, transfer or disposition of any Potentially Transferable Asset (including any such sale or disposition of equity securities in any Subsidiary established by Aspire during the Disposition Period to hold any right, title or interest in or to any Potentially Transferable Asset), in each case during the Disposition Period.

“Disposition Period” means the period beginning on the execution date of the Merger Agreement and ending on the six-month anniversary of the Closing Date.

“Gross Proceeds” means, without duplication, any and all consideration of any kind that is paid to Aspire, or is received by, Aspire or any of its Affiliates during the CVR Period solely as follows: (a) in respect of the Disposition of any Potentially Transferable Asset or (b) (i) in respect of the assets identified on Schedule A attached hereto, or (ii) resulting from (A) the ownership of equity securities in any Subsidiary established by Aspire during the Disposition Period to hold any right, title or interest in or to any Potentially Transferable Asset or (B) the subsequent disposition of any such equity securities (regardless of whether such disposition occurs during the Disposition Period. The value of any securities (whether debt or equity) or other non-cash property constituting Gross Proceeds shall be determined as follows: (A) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to, or receipt by, Aspire or its relevant Affiliate, and (B) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the date of payment to, or receipt by, Aspire or its relevant Affiliate. Notwithstanding the generality of the foregoing, for purposes of this Agreement, no Subsidiary of Aspire contemplated by clause (b)(ii) above shall be considered an Affiliate of Aspire.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(g).

“Majority of Holders” means, at any time, the registered Holder or Holders of more than 50% of the total number of CVRs registered at such time, as set forth on the CVR Register.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Aspire, in their respective official capacities.

“Permitted Deductions” means the following costs or expenses:

(a)

applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Aspire or any of its Affiliates and any income or other Taxes payable by Aspire or any of its Affiliates that would not have been incurred by Aspire or its Affiliates but for the Gross Proceeds having been received or accrued by Aspire or its Affiliates;

(b)

any reasonable and documented out-of-pocket costs and expenses incurred by Aspire or any of its Affiliates in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any agreement in connection with any Potentially Transferable Asset, including any costs related to the prosecution, maintenance or enforcement by Aspire or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same);

(e)

any reasonable and documented out-of-pocket costs incurred or accrued by Aspire or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition of any Potentially Transferable Asset, including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto;

(f)

any Losses incurred or reasonably expected to be incurred by Aspire or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition, including indemnification obligations of Aspire or any of its Affiliates set forth in any Sale Agreement; and

(g)	any Wind-Down Costs.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company (“DTC”); (vi) to Aspire or its Affiliates; or (vii) as provided in Section 2.6.

“Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, and shall include any successor (by merger or otherwise) of any such Person.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Special Committee” has the meaning set forth in Section 4.2.

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each Contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“Wind-Down Costs” means (i) any costs owed to Collaboration Partners or otherwise borne by Aspire pursuant to Contracts related to Potentially Transferable Assets, including costs arising from the termination thereof; (ii) any costs (including any amounts payable to Collaboration Partners) required to carry-out and complete or wind-down any clinical trials associated with Potentially Transferable Assets in a manner consistent with any applicable Contract terms, applicable Laws, clinical standards or ethical practices, including any insurance costs (including any tail coverage) and any liabilities arising from third-party claims brought or threatened in connection with such clinical trials (or wind-down thereof), (iii) all severance and other costs related to the termination of any employees set forth on Schedule 4.6(a) of the Merger Agreement and (iv) any liabilities existing or incurred during the CVR Period that would have been required to be included in the calculation of Final Net Cash pursuant to Schedule II of the definition thereof, in each case, to the extent not taken account in the calculation of the Final Net Cash.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, effective as of the Closing, each Holder will be entitled to one CVR for each Share that is validly accepted for payment, and paid for, pursuant to Section 1.8(c) of the Merger Agreement.

(b) Aspire hereby appoints the Rights Agent to act as rights agent for Aspire in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

A Holder may not at any time Transfer CVRs, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will maintain an up-to-date register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for the Rights Agent representing all of the CVRs provided to the holders of shares of Parent Common Stock held immediately prior to Closing. Except as expressly provided herein with respect to the Rights of the Rights Agent, neither Aspire nor its Subsidiaries will have any responsibility or liability whatsoever to any person other than the Holders.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the Transfer instrument is in proper form and the Transfer, is a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement, register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Aspire, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Aspire and the Rights Agent may each require payment of a sum sufficient to cover any stamp or other transfer tax or governmental charge that is imposed in connection with (and would not have been imposed but for) any such registration of transfer. No transfer of CVRs shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) No later than forty-five (45) days following the end of each fiscal quarter of Aspire following the first anniversary of the Closing, Aspire shall (i) deliver to the Rights Agent, a certificate (each, a “CVR Certificate”) certifying for such fiscal quarter the aggregate amount of (A) the CVR Proceeds received by Aspire or its Affiliates during such fiscal quarter (or, in the case of the first delivery of a CVR Certificate hereunder, all CVR Proceeds received through the end of such fiscal quarter); (B) the Permitted Deductions reflected in such CVR Proceeds; and (C) the CVR Payment payable to Holders, if any, in respect of such CVR Proceeds and (ii) deliver to the Rights Agent, or as the Rights Agent directs, the CVR Payment (if any) by wire transfer of immediately available funds to an account designated by the Rights Agent. Upon receipt of the wire transfer referring to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address each Holder set forth in the CVR Register at such time or by other method of deliver as specified by the applicable Holder in writing to the Rights Agent, an amount equal to the product determined by multiplying (i) the quotient determined by dividing (A) the applicable CVR Payment by (B) the total number of CVRs registered in the CVR Register at such time, by (ii) the number of CVRs registered to such Holder in the CVR Register at such time. For the avoidance of doubt Aspire shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Aspire’s obligations set forth in this Section 2.4(a).

(b) Except to the extent otherwise required pursuant to a change in applicable Law after the date hereof, the parties hereto agree to treat the issuance of the CVRs as not constituting a current distribution and all CVR Payments for all Tax purposes as distributions of money governed by Section 301 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which will constitute a dividend to the extent payable out of Aspire and its Affiliates’ “earnings and profits” (pursuant to Section 316 of the Code) in the taxable year when the CVR Payment is made. The parties hereto will not take any position to the contrary on any Tax Return or for other Tax purposes except as required by a change in applicable Law after the date hereof.

(c) Aspire and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any CVR Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(d) Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the applicable fiscal quarter end (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Aspire or a person nominated in writing by Aspire (with written notice thereof from Aspire to the Rights Agent), and any Holder will thereafter look only to Aspire for payment of such CVR Payment (which shall be without interest).

(e) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable fiscal quarter end (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Aspire and will be transferred to Aspire or a person nominated in writing by Aspire (with written notice thereof from Aspire to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Aspire nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Aspire agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Aspire, a public office or a person nominated in writing by Aspire.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b) CVRs will not represent any equity or ownership interest in Aspire or any of its Subsidiaries or in the Surviving Corporation. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Aspire or any of its Subsidiaries or of the Surviving Corporation.

(c) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Aspire’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Disposition will occur prior to the expiration of the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither Aspire nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(c) is an essential and material term of this Agreement.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Aspire or a person nominated in writing by Aspire (with written notice thereof from Aspire to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Aspire of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Aspire or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Aspire to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Aspire or the Company. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by Aspire in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Aspire.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii) incur no liability and be held harmless by Aspire for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) Aspire agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct.

(h) In addition to the indemnification provided under Section 3.2(g), Aspire agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Aspire on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Aspire will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Aspire is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(k) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Aspire or become peculiarly interested in any transaction in which Aspire may be interested, or contract with or lend money to Aspire or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Aspire or for any other Person.

(l) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Aspire or the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m) Aspire shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(n) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Aspire only.

(o) The Rights Agent shall act hereunder solely as agent for Aspire and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Aspire, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Aspire.

(p) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(q) The Rights Agent shall not be liable or responsible for any failure of Aspire to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(r) The obligations of Aspire and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to Aspire. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) Aspire will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, Aspire will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Aspire fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) Aspire will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Aspire fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Aspire.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Majority of Holders, Aspire will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with Aspire and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Aspire and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Aspire or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

Aspire will furnish or cause to be furnished to the Rights Agent, in such form as Aspire receives from Aspire’s transfer agent (or other agent performing similar services for Aspire), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2 CVR Committee; Efforts.

(a) The Parent Board has delegated, to a special committee of the Parent Board comprised exclusively of the Parent Designees and [•] (the “Special Committee”) the sole responsibility, authority and discretion during the Disposition Period with respect to (i) managing the Potentially Transferable Assets, and (ii) conducting any sale process (including engagement of advisors) with respect to an Asset Disposition during the Disposition Period. The Special Committee shall also be empowered with the authority to authorize and direct any officer of Aspire to negotiate, execute and deliver a definitive written agreement with respect to an Asset Disposition (a “Sale Agreement”) in the name and on behalf of Aspire; provided, however, that no Sale Agreement shall be entered into without the approval of the Parent Board (such approval not to be unreasonably withheld, conditioned or delayed).

(b) The delegation of responsibility and authority to the Special Committee set forth in Section 4.2(a) shall not be revoked or modified at any time during the Disposition Period. The Special Committee and the Parent Board shall not have any liability to the Holders for any actions taken or not taken in connection with the matters set forth herein. No provision of this Agreement shall require the Special Committee or any members thereof to expend or risk its, his or her own funds or otherwise incur any financial liability in the performance of any duties hereunder or in the exercise of any rights or powers.

(c) The Holders shall be intended third-party beneficiaries of the provisions of this Agreement and shall be entitled to specifically enforce the terms hereof; provided, that under no circumstances shall the rights of Holders as third-party beneficiaries pursuant to this Section 4 be enforceable by such Holders or any other Person acting for or on their behalf other than the Special Committee. The Special Committee has the sole power and authority to act on behalf of the Holders in enforcing any of their rights hereunder.

(d) During the Disposition Period, if and to the extent the Special Committee authorizes the execution and delivery of a Sale Agreement, Aspire will, and will cause its Subsidiaries to, use commercially reasonable efforts to effectuate the Disposition of the Potentially Transferable Assets pursuant to such Sale Agreement in accordance with its terms.

(e) Except as set forth in Article 3, Section 4.2(a) and Section 4.2(b), none of Aspire or any of its Subsidiaries shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the sale of the Potentially Transferable Assets.

(f) Following the Disposition Period, Aspire shall be permitted to take any action in respect of the Potentially Transferable Assets in order to satisfy any Wind-Down Costs associated with the termination and wind-down of the Potentially Transferable Assets.

Section 4.3 Prohibited Actions.

Unless approved by the Special Committee, Aspire shall not grant any lien, security interest, pledge or similar interest in any Potentially Transferable Assets or any CVR Proceeds.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Aspire, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent) enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another person to Aspire and the assumption of any such successor of the covenants of Aspire outlined herein in a transaction contemplated by Section 6.1;

(iii) to add to the covenants of Aspire such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that Aspire is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, (ii) in order to give effect to the provisions of Section 2.7 or (iii) following a transfer of such CVRs to Aspire or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that Aspire complies with applicable Law; or

(ix) to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution by Aspire of any amendment pursuant to this Section 5.1, Aspire will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Aspire without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Majority of Holders, Aspire and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by Aspire and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Aspire will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Aspire which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Aspire May Not Consolidate, Etc.

Aspire shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a) the Person formed by such consolidation or into which Aspire is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Aspire substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs and the performance of every duty and covenant of this Agreement on the part of Aspire to be performed or observed; and

(b) Aspire has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by Aspire with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Aspire under this Agreement with the same effect as if the Surviving Person had been named as Aspire herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices to Rights Agent and to Aspire.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person, by Fedex or other internationally recognized overnight courier service or, (except with respect to any Person other than the Rights Agent), by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

if to Aspire, to:

[•]

Email: [•]

with a copy, which shall not constitute notice, to:

[•]

Attention: [•]

Email: [•]

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3 Entire Agreement.

As between Aspire and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Aspire and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without Aspire’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, Aspire may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Aspire is merged or consolidated, or any entity resulting from any merger or consolidation to which Aspire shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Aspire shall agree to remain liable for the performance by Aspire of its obligations hereunder (to the extent Aspire exists following such assignment). Aspire or an Assignee may not otherwise assign this Agreement without the prior consent of the Majority of Holders. Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6 Benefits of Agreement; Action by Majority of Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than Aspire, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Aspire, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.7 Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.

Section 7.8 Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, County of New Castle, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Aspire.

Section 7.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the expiration of the CVR Period. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 7.13 Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Aspire or any of its Subsidiaries (except as it relates to the obligations of the Company under Article 3) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID-19), terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and Aspire have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and Aspire and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e) All references herein to “$” are to United States Dollars.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

ADURO BIOTECH, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

SCHEDULE A

CD-27